EXHIBIT 99.1

Atrion Reports Third Quarter Results

ALLEN, Texas, Nov. 09, 2020 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter ended September 30, 2020 revenues totaled $33.8 million compared with $38.9 million for the same period in 2019. Net income for the third quarter of 2020 totaled $7.2 million as compared to $9.6 million for the same period in 2019, with diluted earnings per share for the third quarter of 2020 at $3.95 compared to $5.15 for the third quarter of 2019.

Commenting on the Company’s quarterly results for the third quarter of 2020 compared to the same period last year, David A. Battat, President & CEO, stated, “Our results for the quarter were disappointing, with revenues down 13%, operating income down 27% and diluted EPS down 23%. In the second quarter of this year, our revenues began to weaken as our hospital and OEM customers reported a significant slowdown in surgeries due to the need for Covid-19 beds in hotspots, as well as continued patient reluctance to schedule surgeries. This trend accelerated in the third quarter, and we expect similar weakness in the fourth quarter of this year. Our customers are reporting that these declines in procedures are deferred rather than never to be performed, and, therefore, they expect to see a gradual recovery in 2021 as patients can no longer delay the need for care and hospitals adapt to expand their surgical capacity.”

Mr. Battat continued, “We never make excuses for subpar results, but we remain optimistic. Despite the negative comparisons, the Company remains profitable and debt-free, while holding cash and short and long investments totaling $88.2 million as of September 30, 2020.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding the demand for our products in the fourth quarter of 2020 and an increase in procedures in 2021. Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$33,785	$38,883	$115,348	$120,600
Cost of goods sold	18,887	20,992	63,114	65,414
Gross profit	14,898	17,891	52,234	55,186
Operating expenses	7,315	7,441	22,891	22,732
Operating income	7,583	10,450	29,343	32,454

Interest and dividend income	303	733	1,161	1,896
Other investment income (loss)	678	(106)	5	265
Income before income taxes	8,564	11,077	30,509	34,615
Income tax provision	(1,321)	(1,482)	(5,764)	(5,918)
Net income	$7,243	$9,595	$24,745	$28,697

Income per basic share	$3.96	$5.17	$13.46	$15.48

Weighted average basic shares outstanding	1,829	1,855	1,839	1,854

Income per diluted share	$3.95	$5.15	$13.42	$15.40

Weighted average diluted shares outstanding	1,834	1,862	1,844	1,863

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	Sep 30,	Dec 31,
ASSETS	2020	2019
	(Unaudited)
Current assets:
Cash and cash equivalents	$23,996	$45,048
Short-term investments	18,779	23,766
Total cash and short-term investments	42,775	68,814
Accounts receivable	17,747	18,886
Inventories	48,622	42,093
Prepaid expenses and other	4,013	2,545
Total current assets	113,157	132,338
Long-term investments	45,381	31,772
Property, plant and equipment, net	91,053	84,606
Other assets	13,441	13,315

	$263,032	$262,031

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	12,699	11,274
Line of credit	--	--
Other non-current liabilities	12,215	12,887
Stockholders’ equity	238,118	237,870

	$263,032	$262,031